EXHIBIT 5
                                                                       ---------

                 [FRESHFIELDS, BRUCKHAUS, DERINGER LETTERHEAD]


                                                             LONDON
                                                             65 Fleet Street
Carnival plc                                                 London, EC4Y 1HS
Carnival House                                          T  + 44 20 7936 4000
5 Gainsford Street                               Direct T  + 44 20 7716 4052
London                                                  F  + 44 20 7832 7001
SE21 2NE                                         Direct F  + 44 20 7832 7001
                                                     G4 F  + 44 20 7936 3960
                                                             LDE No 23
                                                        E
                                                             www.freshfields.com

                                                   DOC ID    LD790811/19
                                                  OUR REF    BE/BA
                                                 YOUR REF
                                        CLIENT MATTER NO.    115283-0035


4 May 2005

Dear Sirs

REGISTRATION STATEMENT ON FORM S-8

1. This opinion is given in connection with the registration with United States Securities and Exchange Commission (the SEC) pursuant to the Securities Act of 1933, as amended (the ACT), and the rules and regulations promulgated thereunder of 2,000,000 Ordinary Shares of $1.66 each, represented by American Depositary Receipts (the ORDINARY SHARES) of Carnival plc, a company incorporated under the laws of England and Wales (the COMPANY) to be issued pursuant to the Carnival plc 2005 Employee Stock Purchase Plan (the PLAN). We understand that a Registration Statement on Form S-8 (the REGISTRATION STATEMENT) is being filed under the Act with respect to the Ordinary Shares.

2. We are acting as English legal advisers to the Company for the purposes of giving this opinion. In so acting, we have examined:

(i) the final draft of the Registration Statement to be filed under the Act;

(ii) a copy of the current Memorandum and Articles of Association of the Company in force as at 3 May 2005;

(iii) a certified extract of minutes of a meeting of the Board of the directors of the Company held on 18 January 2005 authorising the issue of the Ordinary Shares; and

(iv)     a copy of the rules of the Plan; and

(v) a certified copy of the resolution of the shareholders of the Company approving the adoption of the Plan in general meeting on 13 April 2005,

and relied upon the statements as to factual matters contained in or made pursuant to each of the above mentioned documents.

                 [FRESHFIELDS, BRUCKHAUS, DERINGER LETTERHEAD]


3. In considering the above documents and rendering this opinion we have with your consent and without any further enquiry assumed:

(a) the genuineness of all signatures on, and the authenticity and completeness of, all documents submitted to us whether as originals or copies;

(b) the conformity to originals of all documents supplied to us as photocopies or facsimile copies;

(c) the Company has and will not make a payment out of capital in respect of the purchase of its own shares which would cause a liability to be incurred by shareholders under section 76 of the Insolvency Act 1986;

(d) the holders of the Company's shares have and will not receive any dividends or other form of distribution which constitutes an unlawful distribution pursuant to common law and/or Part VIII of the Companies Act 1985;

(e) there is no actual or implied additional contractual relationship between the Company and the holders of its Ordinary Shares, except for the Articles of Association of the Company;

(f) the Ordinary Shares will comprise part of the authorised and unissued share capital of the Company at the time of issue and they will be properly allotted and issued by the Company, under all applicable laws and by its Memorandum and Articles of Association, including registering the new members in the Company's Register of Members as appropriate;

(g) the Company has at all times complied with its obligations under the terms of the Plan;

(h) the Company's Board will have properly authorised the allotment and issue of the Ordinary Shares prior to their allotment and issue;

(i) the Company's shareholders will have properly authorised the allotment and issue of the Ordinary Shares prior to their allotment and issue;

(j) all documents on which we have relied upon are not amended or altered and remain accurate and are in full force and where we have examined photocopies or facsimile copies of those documents they conform to the originals;

(k) the Ordinary Shares will before or upon allotment or issue have been fully paid in accordance with the Companies Act 1985;

(l) there will not have been any material change in English law prior to the issue of the Ordinary Shares; and

(m) each of the foregoing assumptions will be true and accurate at and immediately prior to the time of issue of the relevant Ordinary Shares.

4. Based and relying solely upon the foregoing, we confirm that, in our opinion when the Registration Statement has become effective under the Act, any and all

                 [FRESHFIELDS, BRUCKHAUS, DERINGER LETTERHEAD]


Ordinary Shares which are the subject of the Registration Statement will, when issued by the Company pursuant to the Plan after the Registration Statement has become effective under the Act, be validly issued, fully paid and non-assessable.

For the purposes of the opinion, we have assumed that the term "non-assessable" in relation to the Ordinary Shares means under English law that the holder of such shares, in respect of which all amounts due on such shares as to the nominal amount and any premium thereon have been fully paid, will be under no further obligation to contribute to the liabilities of the Company solely in its capacity as holder of such shares.

This opinion is limited to English law as currently applied by the English courts and is given on the basis that it will be governed by and construed in accordance with current English law. Accordingly, we express no opinion with regard to any system of law other than the law of England as currently applied by the English courts.

This opinion is given to you solely for your benefit and for the purposes of the Registration Statement to be filed under the Act. It is not to be transmitted to any other person nor is it to be relied upon by any other person or for any purposes or quoted or referred to in any public document without our prior written consent, except that we consent to the filing of this opinion as an exhibit to the Registration Statement.

We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by the Act or by the rules and regulations promulgated thereunder.

Yours faithfully

/s/ Freshfields, Bruckhaus, Deringer



                                                                          Page 3